Exhibit 10.1

April 24, 2019

Teneobio, Inc.,

1490 O’Brien Drive, Suite D

Menlo Park, California 94025

Attention: Chief Financial Officer

RE:	CONSENT TO SUBLEASE

“Building”:	1490 O’Brien Drive, Menlo Park, California

“Premises”:	Suite D consisting of approximately 6,230 rentable square feet in the Building;

“Sublet Space”:	The entire Premises consisting of Suite D containing approximately 6,230 rentable square feet in the Building

“Landlord”:	MENLO PREPI I, LLC, a Delaware limited liability company and TPI Investors 9, LLC, a California limited liability company

“Tenant”:	Teneobio, Inc., a Delaware corporation

“Subtenant”:	Forty-Seven, Inc., a Delaware corporation

“Lease”:	Lease dated November 10, 2015, as amended by a first amendment dated March 25, 2016, and as same may be amended, modified, extended or restated from time to time

“Sublease”:	Agreement annexed hereto as Exhibit A as the same may be amended, modified, extended or restated from time to time, as may be permitted hereunder

Ladies and Gentlemen:

You have requested our consent to the Sublease. Such consent is hereby granted on the terms and conditions, and in reliance upon the representations and warranties, set forth in this letter (this “Agreement”).

1. Tenant represents and warrants that, to Tenant’s actual knowledge, without inquiry, (a) the Lease is in full force and effect; (b) the Lease has not been assigned, encumbered, modified, or extended, except as otherwise specified herein or in the Sublease; (c) Tenant knows of no defense or counterclaim to the enforcement of the Lease; (d) Tenant is not currently entitled to any reduction, offset or abatement of the rent payable under the Lease; (e) a true and complete copy of the Sublease is attached hereto, and the Sublease constitutes the complete agreement between Tenant and Subtenant with respect to the subject matter thereof; (f) Landlord has completed all work to be performed by Landlord under the Lease and has paid all contributions and other sums due to Tenant under the Lease; and (g) neither Tenant nor, to Tenant’s actual knowledge, without inquiry, Landlord is in default of any of their respective obligations or covenants, and neither has breached any of their respective representations or warranties, under the Lease.

2. The Sublease shall be subject and subordinate to the Lease and all of its provisions. Neither Tenant nor Subtenant shall take or permit any action that would violate the provisions of the Lease or this Agreement.

3. Landlord’s obligations to Tenant are governed only by the Lease and this Agreement and Landlord’s obligations to Subtenant are only as set forth in Paragraph 6 of this Agreement. Landlord shall not be bound or estopped by any provision of the Sublease, including any provision purporting to impose any obligations upon Landlord (except as provided in Paragraph 6 of this Agreement). Nothing contained herein shall be construed as consent to, approval of, or ratification by Landlord of any particular provisions of the Sublease. Landlord has not reviewed or approved any provision of the Sublease.

4. If Tenant or Subtenant violates any of the terms of this Agreement, or if any representation by Tenant or Subtenant in this Agreement is untrue in any material respect, or if Subtenant takes any action that constitutes a default under the Lease, then Landlord may declare the Lease to be in default, after the expiration of applicable notice and cure periods, and avail itself of all remedies provided at law or in equity or in the Lease with respect to defaults.

5. Subject to the provisions of Paragraph 6 of this Agreement, if the Lease is terminated prior to the stated expiration date provided in the Lease, the Sublease, on the date of such termination, likewise shall terminate. In connection with such termination, Subtenant, at its sole cost and expense, shall surrender the Sublet Space to Landlord in the manner provided for in the Lease, including the removal of all of its personal property from the Sublet Space and from any part of the Building to which it is not otherwise entitled to occupy, and repair all resulting damage to the Sublet Space and the Building. Landlord shall have the right to retain any property and personal effects that remain in the Sublet Space or the Building after the date of termination of the Lease in accordance with Section 23 of the Lease, without waiving Landlord’s rights with respect to any default by Tenant under the Lease or Subtenant under the foregoing provisions of this paragraph and the provisions of the Lease and Sublease. If Subtenant shall fail to vacate and surrender the Sublet Space in accordance with the provisions of this paragraph, Landlord shall be entitled to all of the rights and remedies that are available to a landlord against a tenant holding over after the expiration of a term pursuant to applicable law, and any such holding over shall be deemed a default under the Lease. In addition, Subtenant agrees that it will not seek, and it expressly waives any right to seek, any stay of the prosecution or execution of any judgment awarded in any action by Landlord to recover possession of the Sublet Space. This paragraph shall survive the earlier termination of the Lease and/or Sublease.

6. If the Lease is terminated before the stated expiration date of the Sublease and if Landlord or its successors or assigns demands, then Subtenant shall attorn to Landlord or such other party upon the then-executory terms of the Sublease for the remainder of the stated term of the Sublease. In such event, Landlord or such other party to whom Subtenant attorns shall not disturb Subtenant in its use and enjoyment of the Sublet Space, provided Subtenant performs all of its obligations under the Sublease. Such party shall not be required to honor or credit Subtenant for (i) any payments of rent made to Tenant for more than one (1) month in advance or for any other payment owing by, or on deposit with, Tenant for the credit of Subtenant, unless such party actually received same from Tenant; (ii) any obligation to perform any work or make any payment to Subtenant pursuant to a work letter, the Sublease or otherwise; (iii) any security deposits, unless such party actually received same from Tenant; (iv) any obligation of, or liability resulting from any act or omission of, Tenant; (v) any amendment of the Sublease not consented to by Landlord in writing; or (vi) any counterclaims, abatements, reductions, offsets or defenses assertable against Tenant. This provision is self-operative upon demand for attornment, whether or not, as a matter of applicable law, the Sublease may terminate upon the expiration or termination of the term of the Lease. Subtenant, however, agrees to give Landlord or such other party, upon written request therefor, an instrument acknowledging an attornment according to these terms. No attornment pursuant to this paragraph shall be deemed a waiver or impairment of Landlord’s rights under the Lease to pursue any remedy not inconsistent with the attornment.

In the event of such election by Landlord or such other party, (i) Tenant shall deliver to Landlord or such other party any security deposit that Tenant then is holding pursuant to the Sublease, and (ii) Tenant shall reimburse Landlord or such other party for any reasonable costs that may be incurred by it in connection with such attornment, including reasonable legal fees and disbursements, but only in the event that such attornment is caused by a termination of the Lease due to Tenant’s default.

7. Tenant and Subtenant each agrees that:

a. Notwithstanding any provision to the contrary contained in this Agreement or the Lease, the liability of Landlord for Landlord’s obligations under the Lease shall be limited to the amount of Landlord’s interest in the Property (as defined in the Lease) and Tenant shall not look to any other property or assets of any direct or indirect partner, member or shareholder of Landlord (or any officer, director, agent, member, manager, personal representative, trustee or employee of any such direct or indirect partner, member or shareholder) (individually, a “Landlord Party”; collectively, the “Landlord Parties”) in seeking either to enforce Landlord’s obligations under this Agreement or the Lease or to satisfy a judgment for Landlord’s failure to perform such obligations, and none of the Landlord Parties shall be personally liable for the performance of Landlord’s obligations under this Agreement or the Lease. Without limiting the generality of the foregoing and notwithstanding anything to the contrary in this Agreement or the Lease, no Landlord Party shall be personally liable for the performance of the obligations of, or in respect of any claims against, Landlord arising under this Agreement or the Lease, and no personal judgment shall be sought or obtained against any Landlord Party in connection with this Agreement or the Lease; and

b. In no event shall Landlord be liable for, and Tenant and Subtenant, on behalf of themselves and all other subtenants or occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees, hereby waive any claim against Landlord for, any consequential, special or punitive damages, including loss of profits or business opportunity, arising under or in connection with the Lease; and

c. The obligations of Landlord under this Agreement shall not be binding upon Landlord after the sale, conveyance, assignment or transfer by Landlord of its interest in the Building, and Tenant and Subtenant shall look solely to the transferee for the satisfaction of such obligations. Any such transferee shall be deemed to have assumed all of Landlord’s obligations under this Agreement.

d. Notwithstanding any provision to the contrary contained in this Agreement or the Lease, Landlord hereby approves of Subtenant’s conversion of a portion of the Sublet Premises consisting of lab space to office space consistent with the description set forth on Exhibit B attached hereto (the “Subtenant Improvements”), provided that (1) Tenant and Subtenant shall strictly comply with the terms and conditions set forth in Section 14(d) of the Lease; (2) Tenant and Subtenant, at their sole cost and expense, shall obtain all permits or other governmental approvals prior to commencing any of such work and deliver a copy of same to Landlord; and (3) the Subtenant Improvements shall be at the sole expense of Tenant or Subtenant and shall be in compliance with all applicable Laws (as defined in the Lease). Landlord hereby agrees that neither Tenant nor Subtenant shall be required to remove the Subtenant Improvements at the end of the Sublease term.

8. Tenant and Subtenant each represents and warrants that, except as otherwise specifically provided in the Sublease, no rent or other consideration is being paid or is payable to Tenant by Subtenant for the right to use or occupy the Sublet Space or for the use, sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property in excess of the pro-rata portion of the fixed rent and any additional rent payable pursuant to the Lease (collectively, the “Rent”) for the Sublet Space, and if such rent or other consideration exceeds such pro-rata portion of the Rent, Tenant shall comply with Paragraph 17(c) of the Lease and pay to Landlord fifty percent (50%) of such excess in accordance with the provisions of the Lease.

9. The Lease, the Sublease and this Agreement constitute the entire agreement of the parties with respect to Landlord’s consent to the Sublease. This Agreement may not be changed except in writing signed by the party to be charged.

10. All statements, notices and other communications given pursuant to this Agreement must be in writing and must be delivered personally with receipt acknowledged, or sent by a nationally recognized reputable overnight courier (with a receipt of delivery), or by registered mail, return receipt requested, addressed (i) to Tenant at its address set forth above, (ii) to Subtenant at the Sublet Space, and (iii) to Landlord at the following address:

Menlo Park Portfolio

c/o Tarlton Properties, Inc.

1530 O’Brien Drive, Suite C

Menlo Park, California 94025

Any party may designate, upon not less than six (6) days’ prior written notice given in accordance with this paragraph, such other address(es) to which notices are to be delivered. Any such communication shall be deemed delivered when personally delivered, or on the date received or rejected as indicated by the receipt if sent by overnight courier or by the return receipt if sent by mail.

11. This Agreement will be construed in accordance with and governed by the laws of the State of California.

12. Landlord’s rights and remedies under this Agreement shall be in addition to every other right or remedy available to it under the Lease, at law, in equity or otherwise, and Landlord shall be able to assert its rights and remedies at the same time as, before or after its assertion of any other right or remedy to which it is entitled without in any way diminishing such other rights or remedies. The invalidity or unenforceability of any provision of this Agreement shall not impair the validity and enforceability of any other provision of this Agreement.

13. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except as provided in Paragraph 7(c) above and except that it shall not inure to the benefit of any successor or assign of Tenant or Subtenant whose status was acquired in violation of the Lease or this Agreement.

14. Landlord, Tenant and Subtenant each represent respectively that (i) the individuals executing this Agreement on such party’s behalf are duly authorized to execute and deliver this Agreement, and (ii) such party has full power and authority to enter into this Agreement.

15. Tenant and Subtenant, jointly and severally, indemnify Landlord against, and hold it harmless from, all costs, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of any claims for brokerage commissions, finder’s fees or other compensation in connection with the Sublease or procuring possession of the Sublet Space. Tenant and Subtenant, at their sole expense, may defend any such claim with counsel reasonably acceptable to Landlord and settle any such claim at their expense, but only Landlord may approve the text of any stipulation, settlement agreement consent order, judgment or decree entered into on its behalf. The provisions of this Paragraph 15 shall survive the expiration or sooner termination of the Lease or Sublease.

16. Tenant and Subtenant, jointly and severally, indemnify Landlord against, and hold it harmless from, any and all losses, costs, expenses, claims and liabilities including, but not limited to, reasonable attorneys’ fees, arising from the use, occupancy, conduct or management of the Sublet Space by Subtenant or its agents, employees, contractors, representatives, invitees or visitors, or Subtenant’s business activities therein. If any proceeding is brought against Landlord by reason of any such claim, Tenant and Subtenant, jointly and severally, shall be responsible for Landlord’s costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection therewith. If any action or proceeding is brought against Landlord by reason of any such claim, Subtenant and/or Tenant, upon written notice from Landlord, shall, at Tenant’s or Subtenant’s sole cost and expense, as the case may be, resist or defend such action or proceeding using counsel reasonably approved by Landlord, but may not settle any such claim without Landlord’s prior written approval. The provisions of this Paragraph 16 shall survive the expiration or earlier termination of the term of the Sublease or the Lease. The indemnity and any right granted to Landlord pursuant to this paragraph shall be in addition to, and not in limitation of, Landlord’s rights under the Lease.

17. Landlord’s consent to the Sublease does not include consent to any modification, supplement or amendment of the Sublease, or to any assignment of the Sublease or sub-subletting of the Sublet Space or any other portion of the Premises, each of which requires Landlord’s prior written consent (except that

Tenant may terminate the Sublease without Landlord’s prior consent). If Tenant or Subtenant desires Landlord’s consent to any such other action, it must specifically and separately request such consent. Tenant shall give Landlord prompt written notice if the Sublease terminates prior to its stated term.

18. Neither the execution and delivery of this Agreement or the Sublease, nor any acceptance of rent or other consideration from Subtenant by Landlord or Landlord’s agent, shall operate to waive, modify, impair, release or in any manner affect Tenant’s liability or obligations under the Lease or Subtenant’s liability or obligations under the Sublease.

19. If there shall be any conflict or inconsistency between the terms, covenants and conditions of this Agreement or the Lease and the Sublease, then the terms, covenants and conditions of the Lease or this Agreement shall prevail.

20. Each of the parties hereto hereby irrevocably and unconditionally waives its right to a jury trial in any cause of action arising out of, or relating to, this Agreement.

21. Tenant agrees to pay, upon written demand therefor, Landlord’s reasonable out-of-pocket expenses incurred in connection with and related to the preparation and execution of this Agreement not to exceed Three Thousand Dollars ($3,000.00).

22. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one (1) and the same instrument.

23. Please acknowledge your agreement to the terms and conditions of this Agreement by signing the copy of this Agreement enclosed herewith and returning it to Landlord. You may consider Landlord’s consent to the Sublease to be effective upon your receipt of a fully executed copy of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

LANDLORD:

MENLO PREPI I, LLC,

a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability company, its authorized signatory

By:	/s/ Jeffrey D. Uittenbogaard	Date: 4/24/19
Name:	Jeffrey D. Uittenbogaard
Title:	Investment Director, Asset Management

By:	Date:
Name:
Title:

TPI INVESTORS 9, LLC,

a California limited liability company

By:	/s/ John C. Tarlton	Date: 4/15/19
Name:	John C. Tarlton
Title:	CFO of MGR

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Agreed to:

TENANT:

TENEOBIO, INC.,

a Delaware corporation

By:	/s/ Roland Buelow	Date: 4/15/19
Name: Roland Buelow
Title: CEO

SUBTENANT:

FORTY-SEVEN, INC.,

a Delaware corporation

By:	/s/ Mark McCamish	Date: 4/9/19
Name: Mark McCamish
Title: CEO

EXHIBIT “A”

SUBLEASE

(Fully signed copy of Sublease to be attached)

EXHIBIT “A”

SUBLEASE

THIS SUBLEASE (this “Sublease”) is dated for reference purposes as of January 3, 2019, and is made by and between Teneobio, Inc., a Delaware corporation (“Sublessor”), and Forty-Seven, Inc., a Delaware corporation (“Sublessee”). Sublessor and Sublessee hereby agree as follows:

1. Recitals: This Sublease is made with reference to the fact that MENLO PREPI I, LLC and TPI INVESTORS 9, LLC, as landlord (“Master Lessor”), and Sublessor, as tenant, are parties to that certain lease, dated as of November 10, 2015, as amended by a first amendment dated March 25, 2016 and a second amendment dated January 10 2018 (as amended, the “Master Lease”), with respect to premises consisting of approximately 6,230 rentable square feet of space and a mezzanine, located at 1490 O’Brien Drive, Suite D, Menlo Park, California (the “Premises”). A copy of the Master Lease is attached hereto as Exhibit A.

2. Premises: Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, all of the Premises (also referred to herein as the “Subleased Premises”). Additionally, Sublessee is hereby granted the nonexclusive right to use the common areas of the Property to the extent of Sublessor’s rights to use of the same pursuant to the Master Lease, in common with other tenants of the Property, throughout the Term. Except to the extent that the square footage of the Premises is adjusted under the Master Lease, the square footage of the Subleased Premises shall be as set forth in this paragraph, notwithstanding any remeasurement.

3. Term: The term (the “Term”) of this Sublease shall be for the period commencing on the last to occur of (a) April 1, 2019, (b) receipt of Master Lessor’s consent, and (c) the date Sublessor vacates and delivers the Subleased Premises to Sublessee with all of its permits for hazardous materials closed (the “Commencement Date”) and ending on February 28, 2021 (the “Expiration Date”), unless this Sublease is sooner terminated pursuant to its terms or the Master Lease is sooner terminated pursuant to its terms.

4. Rent:

A. Base Rent. Sublessee shall pay to Sublessor as base rent for the Subleased Premises for each month during the Term the following amounts per month (“Base Rent”):

Months	Base Rent
1-12	$33,953.50
13-24	$34.972.11
25-Expiration Date	$36,021.27

Base Rent and Additional Rent, as defined in Paragraph 4.B below, shall be paid on or before the first (1st) day of each month. Base Rent and Additional Rent for any period during the Term hereof which is for less than one (1) month of the Term shall be a pro rata portion of the monthly installment based on a thirty (30) day month. If an increase in Base Rent becomes effective on a date other than the first day of a calendar month, the Base Rent for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which the rate is in effect. Base Rent and Additional Rent shall be payable without notice or demand and without any deduction, offset, or abatement, in lawful money of the United States of America. Base Rent and Additional Rent shall be paid directly to Sublessor at 1490 O’Brien Drive, Suite D, Menlo Park, CA 94025, Attention: Accounting, or such other address as may be designated in writing by Sublessor.

B. Additional Rent. All monies other than Base Rent required to be paid by Sublessor under the Master Lease, including, without limitation, any amounts payable by Sublessor to Master Lessor as “Operating Expenses”, “Park Expenses” and “Taxes” (as defined in Section 5 of the Master Lease), shall be paid by Sublessee hereunder as and when such amounts are due under the Master Lease, as incorporated herein. All such amounts shall be deemed additional rent (“Additional Rent”). Base Rent and Additional Rent hereinafter collectively shall be referred to as “Rent”. Sublessee and Sublessor agree, as a material part of the consideration given by Sublessee to Sublessor for this Sublease, that Sublessee shall pay all costs, expenses, taxes, insurance, maintenance and other charges of every kind and nature arising in connection with this Sublease, the Master Lease or the Subleased Premises, such that Sublessor shall receive, as a net consideration for this Sublease, the Base Rent payable under Paragraph 4,A hereof. Notwithstanding anything in this Sublease to the contrary, Additional Rent shall not include late fees or penalties assessed against Sublessor as a result of Sublessor’s acts or omissions. Provided that Sublessee is not in default hereunder beyond any applicable notice and cure period, Sublessee shall have the right to require Sublessor to exercise its rights under Section 5(e) of the Master Lease to review Master Lessor’s books and records related to Operating Expenses, Park Expenses and Taxes, provided that Sublessee shall pay all costs of such review (subject to Master Lessor’s reimbursement, if applicable, as set forth in said Section).

C. Payment of First Month’s Rent. Upon execution hereof by Sublessee, Sublessee shall pay to Sublessor the sum of Thirty-Three Thousand Nine Hundred Fifty-Three and 50/100 Dollars ($33,953.50), which shall constitute Base Rent for the first month of the Term.

5. Security Deposit: Upon execution hereof by Sublessee, Sublessee shall deposit with Sublessor the sum of Thirty-Three Thousand Nine Hundred Fifty-Three and 50/100 Dollars ($33,953.50) (the “Security Deposit”), in cash, as security for the performance by Sublessee of the terms and conditions of this Sublease. The Security Deposit shall be held and applied in accordance with the terms of Section 7 of the Master Lease, as incorporated herein.

6. Holdover: The parties hereby acknowledge that the expiration date of the Master Lease is February 28, 2021 and that it is therefore critical that Sublessee surrender the Subleased Premises to Sublessor no later than the Expiration Date in accordance with the terms of this Sublease. In the event that Sublessee does not surrender the Subleased Premises by the Expiration Date in accordance with the terms of this Sublease, Sublessee shall indemnify, defend, protect and hold harmless Sublessor from and against all loss and liability resulting from Sublessee’s delay in surrendering the Subleased Premises and pay Sublessor holdover rent as provided in Section 19 of the Master Lease as incorporated herein.

7. Repairs: Sublessor shall deliver the Subleased Premises to Sublessee in “broom clean” condition, free of all of Sublessor’s personal property, personnel and hazardous materials first introduced to the Subleased Premises by Sublessor. Sublessor represents to Sublessee that, to Sublessor’s actual knowledge, the heating, ventilating and air conditioning, mechanical, plumbing and electrical systems serving the Subleased Premises are in good, working order and repair. The parties acknowledge and agree that Sublessee is subleasing the Subleased Premises on an “as is” basis, and that Sublessor has made no representations or warranties with respect to the condition of the Subleased Premises except as set forth in this paragraph. Sublessor shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Subleased Premises, including, without limitation, any improvement or repair required to comply with any law. Master Lessor shall be solely responsible for performance of any repairs required to be performed by Master Lessor under the terms of the Master Lease.

8. Assignment and Subletting: Sublessee may not assign this Sublease, sublet the Subleased Premises, transfer any interest of Sublessee therein or permit any use of the Subleased Premises by another party (collectively, “Transfer”), without the prior written consent of Sublessor and Master Lessor. Any Transfer shall be subject to the terms of Section 17 of the Master Lease.

9, Use: Sublessee may use the Subleased Premises only for the uses identified in Section 8 of the Master Lease. Sublessee shall not use, store, transport or dispose of any hazardous material in or about the Subleased Premises, except as permitted under Section 9 of the Master Lease, as incorporated herein.

10. Effect of Conveyance: As used in this Sublease, the term “Sublessor” means the holder of the tenant’s interest under the Master Lease. Subject to Paragraph 20.C, in the event of any assignment, transfer or termination of the tenant’s interest under the Master Lease, which assignment, transfer or termination may occur at any time during the Term hereof in Sublessor’s sole discretion, Sublessor shall be and hereby is entirely relieved of all covenants and obligations of Sublessor hereunder accruing from and after the date of such transfer or termination, and it shall be deemed and construed, without further agreement between the parties, that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Sublessor hereunder.

11. Delivery and Acceptance: If Sublessor fails to deliver possession of the Subleased Premises to Sublessee on or before the date set forth in Paragraph 3 hereof for any reason whatsoever, then this Sublease shall not be void or voidable, nor shall Sublessor be liable to Sublessee for any loss or damage; provided, however, that in such event, (i) Rent shall abate until Sublessor delivers possession of the Subleased Premises to Sublessee, and (ii) notwithstanding the foregoing, if Sublessor has not delivered the Subleased Premises to Sublessee in the condition required by this Sublease by August 31, 2019, Sublessee may thereafter terminate this Sublease by written notice to Sublessor prior to such delivery of the Subleased Premises by Sublessor, and Sublessor shall thereafter promptly return any prepaid rent or security deposit.

12. Improvements: No alteration or improvements shall be made to the Subleased Premises, except in accordance with the Master Lease, and with the prior written consent of both Master Lessor and Sublessor. Subject to Sublessor’s approval of the specifications thereof, if Sublessee converts a portion of the lab space to office and Master Lessor does not require such alterations to be restored, Sublessor shall not require Sublessee to restore such alterations.

13. Release and Waiver of Subrogation: Sublessor and Sublessee hereby release each other from any damage to property which is caused by or results from any risk insured against under any property insurance policy required to be carried by either party under this Sublease. Each party shall use commercially reasonable efforts to cause each insurance policy obtained by it to provide that the insurer waives all right of recovery against the other party and its agents and employees in connection with any damage or injury covered by the policy, and each party shall notify the other party if it is unable to obtain a waiver of subrogation.

14. Insurance: Sublessee shall obtain and keep in full force and effect, at Sublessee’s sole cost and expense, during the Term the insurance required under Sections 11(a)-(d) of the Master Lease. Sublessee shall name Master Lessor and Sublessor as additional insureds under its liability insurance policy.

15. Default: Sublessee shall be in default under this Sublease if Sublessee commits any act or omission which constitutes a default under the Master Lease, which has not been cured after delivery of written notice and passage of the applicable grace period provided in the Master Lease as modified, if at all, by the provisions of this Sublease. In the event of any default by Sublessee, Sublessor shall have all remedies provided pursuant to Section 22 of the Master Lease and by applicable law, including damages that include the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the lessee proves could be reasonably avoided and the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations).

16. Surrender: Prior to expiration of this Sublease, Sublessee shall remove all of its trade fixtures and shall surrender the Subleased Premises to Sublessor in the condition required under the Master Lease, except that Sublessee shall not be required to remove or restore any alterations, additions or improvements from the Subleased Premises upon surrender that exist on the date that Sublessor delivers the Subleased Premises to Sublessee. If the Subleased Premises are not so surrendered, then Sublessee shall be liable to Sublessor for all liabilities Sublessor incurs as a result thereof, including costs incurred by Sublessor in returning the Subleased Premises to the required condition. Sublessor shall have the right, during the last two (2) months of the Term, to restore any alterations existing in the Subleased Premises on the date the Subleased Premises are delivered to Sublessee to the extent required by Master Lessor under the Master Lease, subject to the following: (a) such restoration shall be at Sublessor’s sole cost; (b) Sublessor shall use reasonable efforts not to unreasonably interfere with Sublessee’s use of the Subleased Premises in performing such restoration, without requiring Sublessor to perform any work outside of normal business hours; and (c) Sublessee shall not be entitled to abate rent, terminate this Sublease or make any claims against Sublessor in connection with any entry and restoration by Sublessor in accordance with this paragraph. Sublessee acknowledges that Master Lessor has reserved the right to require the mezzanine in the Subleased Premises to be restored, but Sublessee shall not be responsible under this Sublease for removal of the mezzanine, and Sublessor shall remove the mezzanine, at its sole cost and expense, if required by Master Lessor, at the end of the Term of this Sublease; provided, however, notwithstanding anything to the contrary in this Sublease, if Sublessee extends its right to occupy the Subleased Premises through a direct agreement with Master Lessor (i) for a period ending on or before August 31, 2021, Sublessee shall provide Sublessor with written notice thereof no later than January 1, 2021, and, so long as Master Lessor agrees to such delayed removal, Sublessor shall remove the mezzanine, at its sole cost and expense, if required by Master Lessor, in the last two (2) months of such extended term and the provisions of the preceding sentence shall apply to such period or (ii) for a period ending after August 31, 2021, Sublessee shall provide Sublessor with written notice thereof no later than January 1, 2021, and, so long as Master Lessor agrees that the mezzanine does not need to be removed at the end of the Term of this Sublease, Sublessor shall have no obligation to restore the mezzanine and Sublessee shall be solely responsible for any restoration of the mezzanine required by Master Lessor.

17. Broker: Sublessor and Sublessee each represent to the other that they have dealt with no real estate brokers, finders, agents or salesmen other than Savills Studley, representing Sublessor, and Newmark Knight Frank, representing Sublessee, in connection with this transaction. Each party agrees to hold the other party harmless from and against all claims for brokerage commissions, finder’s fees or other compensation made by any other agent, broker, salesman or finder as a consequence of such party’s actions or dealings with such agent, broker, salesman, or finder.

18. Notices: Unless at least five (5) days’ prior written notice is given in the manner set forth in this paragraph, the address of each party for all purposes connected with this Sublease shall be that address set forth below its signature at the end of this Sublease. All notices, demands or communications in connection with this Sublease shall be (a) personally delivered; or (b) properly addressed and (i) submitted to an overnight courier service, charges prepaid, or (ii) deposited in the mail (certified, return receipt requested, and postage prepaid). Notices shall be deemed delivered upon receipt, if personally delivered, one (1) business day after being submitted to an overnight courier service and three (3) business days after mailing, if mailed as set forth above. All notices given to Master Lessor under the Master Lease shall be considered received only when delivered in accordance with the Master Lease.

19. Miscellaneous: Sublessor has not had an inspection of the Premises performed by a Certified Access Specialist as described in California Civil Code § 1938. A Certified Access Specialist (CASp) can inspect the Subleased Premises and determine whether the Subleased Premises complies with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Subleased Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Subleased Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Subleased Premises. Capitalized terms used but not defined in this Sublease shall have the meanings ascribed to such terms in the Master Lease. This Sublease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. This Sublease may be executed by a party’s signature transmitted by email, and copies of this Sublease executed and delivered by means of emailed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon emailed signatures (including signatures in Portable Document Format) as if such signatures were originals. All parties hereto agree that an emailed signature page may be introduced into evidence in any proceeding arising out of or related to this Sublease as if it were an original signature page.

20. Other Sublease Terms:

A. Incorporation by Reference. Except as set forth below, the terms and conditions of this Sublease shall include all of the terms of the Master Lease and such terms are incorporated into this Sublease as if fully set forth herein, except that: (i) each reference in such incorporated sections to “Lease” shall be deemed a reference to “Sublease”; (ii) each reference to the “Premises” and “Monthly Base Rent” shall be deemed a reference to the “Subleased Premises” and “Base Rent”, respectively; (iii) each reference to “Lessor” and “Lessee” shall be deemed a reference to “Sublessor” and “Sublessee”, respectively, except as otherwise expressly set forth herein; (iv) with respect to work, services, repairs, restoration, insurance, indemnities, representations, warranties or the performance of any other obligation of Master Lessor under the Master Lease, the sole obligation of Sublessor shall be to request the same in writing from Master Lessor as and when requested to do so by Sublessee, and to use Sublessor’s reasonable efforts (without requiring Sublessor to spend more than a nominal sum) to obtain Master Lessor’s performance; (v) with respect to any obligation of Sublessee to be performed under this Sublease, wherever the Master Lease grants to Sublessor a specified number of days to perform its obligations under the Master Lease, except as otherwise provided herein, Sublessee shall have three (3) fewer days to perform the obligation, including, without limitation, curing any defaults; (vi) with respect to any approval required to be obtained from the “Landlord” under the Master Lease, such consent must be obtained from both Master Lessor and Sublessor, and Sublessor shall not unreasonably withhold, condition or delay its consent (unless another standard is specified), provided that the approval of Sublessor may be withheld if Master Lessor’s consent is not obtained; (vii) in any case where the “Lessor” reserves or is granted the right to manage, supervise, control, repair, alter, regulate the use of, enter or use the Premises or any areas beneath, above or adjacent thereto, perform any actions or cure any failures, such reservation or right shall be deemed to be for the benefit of both Master Lessor and Sublessor; (viii) except as may be expressly set forth herein, in any case where “Lessee” is to indemnify, release or waive claims against “Lessor”, such indemnity, release or waiver shall be deemed to cover, and run from Sublessee to, both Master Lessor and Sublessor; (ix) in any case where “Lessee” is to execute and deliver certain documents or notices to “Lessor”, such obligation shall be deemed to run from Sublessee to both Master Lessor and Sublessor; (x) all payments shall be made to Sublessor; (xi) Sublessee shall pay all consent and review fees set forth in the Master Lease to each of Master Lessor and Sublessor, except with respect to consent and review fees incurred in connection with Master Lessor’s consent to this Sublease, which shall be paid by Sublessor; (xii) all “profit” under subleases and assignments (other than this Sublease) shall be paid to Sublessor; (xiii) Sublessor’s obligations under Section 5 are limited to promptly forwarding statements and refunds provided by Master Lessor, and Sublessee shall have no right to dispute or audit such statements, subject to Paragraph 4.B of this Sublease; (xiv) the reference in Section 31 to ownership of the Property shall also include Sublessor’s lease of the Premises; and (xv) the reference in the fifth sentence of Section 14(d) to “the Term of this Lease” shall mean the Master Lease term.

Notwithstanding the foregoing, the following provisions of the Master Lease shall not be incorporated herein: introductory paragraph, Recitals (except the defined terms), Sections 1 (except the last sentence), 2-4, 5(e) (the first sentence and the remainder of the second paragraph after the second sentence), 6(a), 7 (the first sentence), 13, 14(g) (the last two sentences), 24, 27 and 36(g) and Exhibit F, and the amendments to the Master Lease (except Section 5 of the second amendment). In addition, notwithstanding subpart (iii) above, (a) references in the following provisions to “Landlord” shall mean Master Lessor only: Sections 5 (except the first reference), 14(a)-(c), 14(e) (second to last sentence), 14(j) (the seventh sentence), 15(a) and (b), 20(a)-(c) and (e) and 21; and (b) references in the following provisions to “Landlord” shall mean Master Lessor and Sublessor: Sections 11, 12(a) and (c), 14(f) (the last sentence), 14(h) (the fifth sentence) and 16.

B. Assumption of Obligations. This Sublease is and at all times shall be subject and subordinate to the Master Lease and the rights of Master Lessor thereunder. Sublessee hereby expressly assumes and agrees: (i) to comply with all provisions of the Master Lease which are incorporated hereunder; and (ii) to perform all the obligations on the part of the “Tenant” to be performed under the terms of the Master Lease during the Term of this Sublease which are incorporated hereunder. In the event the Master Lease is terminated for any reason whatsoever, this Sublease shall terminate simultaneously with such termination. Such termination shall be without any liability of Sublessor to Sublessee, except to the extent the termination of the Master Lease is due to Sublessor’s default under this Sublease. In the event of a conflict between the express provisions of this Sublease and the provisions of the Master Lease, as incorporated herein, the express provisions of this Sublease shall prevail.

C. Sublessor Covenants. Sublessor covenants that it will (i) not agree to a material amendment to (or a termination of) the Master Lease that would adversely affect Sublessee’s use of the Subleased Premises or Sublessee’s rights or obligations under this Sublease, unless Sublessor shall first have obtained Sublessee’s prior written approval thereof, (ii) not voluntarily surrender the Master Lease to Master Lessor as to the Subleased Premises, and (iii) perform its covenants and obligations under the Master Lease that do not require for their performance possession of the Subleased Premises and which are not otherwise to be performed hereunder by Sublessee (for example, Sublessor shall at all times keep in full force and effect all insurance required by the Master Lease and shall pay all rent required under the Master Lease as and when due); provided, however, Sublessor shall not be liable for any failure to perform or surrender or termination of the Master Lease so long as the Master Lessor has either assumed this Sublease, recognized Sublessee’s rights under this Sublease or entered into a direct agreement with Sublessee to permit Sublessee to continue to occupy the Subleased Premises for the remainder of the Term on substantially the same terms and conditions as set forth herein and Sublessee’s possession of the Subleased Premises is otherwise undisturbed.

D. Sublessor Representations. Sublessor represents and warrants to Sublessee that (i) the copy of the Master Lease attached hereto as Exhibit A is a true, correct and complete copy of the Master Lease (excepting those redactions made therein) and the Master Lease is in full force and effect, (ii) no default or event of default by Sublessor exists under the Master Lease, (iii) to Sublessor’s knowledge, no default or event of default by Master Lessor has occurred under the Master Lease, and (iv) Sublessor has not previously assigned its rights under the Master Lease.

21. Conditions Precedent: This Sublease and Sublessor’s and Sublessee’s obligations hereunder are conditioned upon the written consent of Master Lessor (“Master Lessor’s Consent”). If Sublessor fails to obtain Master Lessor’s consent within thirty (30) days after execution of this Sublease by Sublessor, then Sublessor or Sublessee may terminate this Sublease by giving the other party written notice thereof prior to the date such consent is received, and Sublessor shall return to Sublessee its payment of the first month’s Rent paid by Sublessee pursuant to Paragraph 4 hereof and the Security Deposit.

22. Termination; Recapture: Sublessee acknowledges that, under the Master Lease, both Master Lessor and Sublessor have certain termination and recapture rights, including, without limitation, in Sections 17(b), 20 and 21. Except as set forth in this Section 22, nothing herein shall prohibit Master Lessor or Sublessor from exercising any such rights and neither Master Lessor nor Sublessor shall have any liability to Sublessee as a result thereof. In the event Master Lessor or Sublessor exercise any such termination or recapture rights, this Sublease shall terminate without any liability to Master Lessor or Sublessor; provided, however, that Sublessor shall be liable for any voluntary termination of the Master Lease by Sublessor, whether pursuant to an express provision of the Master Lease or otherwise, unless Master Lessor has either assumed this Sublease, recognized Sublessee’s rights under this Sublease or entered into a direct agreement with Sublessee to permit Sublessee to continue to occupy the Subleased Premises for the remainder of the Term on substantially the same terms and conditions as set forth herein and Sublessee’s possession of the Subleased Premises is otherwise undisturbed.

23. Parking and Signage Rights. Sublessee shall have the same rights to parking and, subject to Master Lessor’s consent, signage as provided to Sublessor in Sections 26 and 28 of the Master Lease.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLESSOR:		SUBLESSEE:

TENEOBIO, INC., a Delaware corporation		FORTY-SEVEN, INC., a Delaware corporation

By:	/s/ Buelow	By:	/s/ Mark McCamish
Name:	Buelow	Name:	Mark McCamish
Its:	CEO	Its:	CEO

Address: 1490 O’Brien Drive, Suite D Menlo Park, CA 94025 Attn: Chief Financial Officer		Address: 1490 O’Brien Drive, Suite A Menlo Park, CA 94025 Attn: Chief Financial Officer

CONSENT TO SUBLEASE

Master Lessor hereby acknowledges receipt of a copy of this Sublease, and consents this Sublease. By this consent, Master Lessor shall not be deemed in any way to have entered the Sublease or to have consented to any further assignment or sublease.

MASTER LESSOR:

MENLO PREPI I, LLC,

a Delaware limited liability company

REFER TO LANDLORD CONSENT

TPI INVESTORS 9, LLC,

a Delaware limited liability company

REFER TO LANDLORD CONSENT

EXHIBIT A

MASTER LEASE

EXHIBIT “B”

DESCRIPTION OF SUBTENANT IMPROVEMENTS

(see attached)

EXHIBIT “B”